 Exhibit 99.3

China Carbon Elects John Chen and Philip Yizhao Zhang as Directors

Press Release
Source: China Carbon Graphite Group, Inc.
On 9:30 am EST, Monday November 2, 2009

NEW YORK, Nov. 2, 2009 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. ("China Carbon" or the "Company") (OTCBB:CHGI - News), one of China's leading non-state-owned producers and wholesale suppliers of fine grain and high purity graphite, announced today it has elected John Chen, chief financial officer of General Steel Holdings, Inc. and Philip Yizhao Zhang, chief financial officer of Universal Travel Group, as directors. With the election of Mr. Chen and Mr. Zhang, China Carbon now has a majority of independent directors. China Carbon also created audit, compensation and corporate governance/nominating committees. Mr. Chen and Mr. Zhang, along with Hongbo Liu, who is also an independent director, will serve as members of each of the committees, with Mr. Zhang serving as chairman of the audit committee, Mr. Chen as chairman of the compensation committee and Mr. Liu as chairman of the corporate governance/nominating committee.

Mr. John Chen joined General Steel Holdings (NYSE:GSI - News) in May of 2004 and serves as its chief financial officer and also as a director. From August 1997 to July 2003, Mr. Chen was senior accountant at Moore Stephens, Wurth, Frazer and Torbet, LLP, Los Angeles, California, USA. He graduated from Norman Bethune University of Medical Science, Changchun City, Jilin Province, China in 1992. He received B.S. degree in accounting from California State Polytechnic University, Pomona, California in 1997.

Mr. Philip Yizhao Zhang is the chief financial officer of Universal Travel Group (NYSE:UTA - News). He has over 13 years of experience in portfolio investment, corporate finance, and accounting. Previously he held senior positions in Energroup Holdings Corporation, Shengtai Pharmaceutical Inc., China Natural Resources Incorporation, and Chinawe Asset Management Corporation. Mr. Zhang also had experiences in portfolio management and asset trading in Guangdong South Financial Services Corporation from 1993 to 1999.

Mr. Zhang is a certified public accountant of Delaware, and a member of the American Institute of Certified Public Accountants (AICPA). He received a bachelor's degree in Economics from Fudan University, Shanghai in 1992 and obtained an MBA degree with Financial Analysis and Accounting concentrations from the State University of New York, University at Buffalo in 2003. Currently, Mr. Yizhao Zhang is a director of China Green Agriculture, Inc., and China Education Alliance, Inc., respectively. Both of them are NYSE Amex-listed companies. He is also a director of Kaisa Group Holdings Ltd, one of the biggest property developers in China.

"We are very pleased to add these two highly qualified individuals to our board of directors," stated Mr. Donghai Yu, CEO of China Carbon Graphite Group. "The addition of Mr. Chen and Mr. Zhang to China Carbon's board will significantly improve corporate governance and move us closer to our goal of an eventual upgrade to a senior exchange such as AMEX or NASDAQ as it fulfills our requirement of an independent board."

About China Carbon Graphite Group, Inc.

China Carbon, through its affiliate, Xingyong Carbon Co., Ltd., manufactures carbon and graphite based products in China. The company is the largest wholesale supplier of fine grain and high purity graphite in China. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the company was approved and designated by Ministry of Science & Technology as a "National Hi-tech Enterprise." Of the 400 plus carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, visit http://www.chinacarboninc.com. Information on the Company's website or any other website does not constitute a portion of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's annual, quarterly and periodic reports and other material that is filed with the Securities and Exchange Commission and is available on its website www.sec.gov. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Contact:

Capital Group Communications
Investor Relations:
Kevin Fickle
  415-332-7200
  kevin@capitalgc.com
Mark Bernhard
  415-332-7200
  mark@capitalgc.com

2